Exhibit 99.2

From:	David Nichols <dnichols@gmail.com>

Sent:	Tuesday, October 29, 2013 11:29 PM

To:	Rick Hunter

CC:	Schifino, Sr., William

Subject:	Resignation

It is a shame to leave under threat but I believe this will allow Frank to save face and hopefully be calmer and allow the company to go ahead all in the best interests of everyone. Just wish I could be there to see it through.

Dave Nichols